Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Financial Results for Fourth Quarter 2010

Continued strength in core business; Customer growth drives improved performance; Inflow of Non-performing Loans declined 29 percent linked quarter

BIRMINGHAM, Ala. – (BUSINESS WIRE) – January 25, 2011 – Regions Financial Corporation (NYSE:RF) today reported financial results for the quarter and year ending December 31, 2010.

Key points for the quarter included:

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Reported earnings of 3 cents per diluted share reflects continued strength in core business performance, compared to a loss of 17 cents per diluted share for the quarter ended September 30, 2010, and a loss of 51 cents per diluted share for the fourth quarter in 2009. Full-year results reflect a net loss per diluted share of $0.62 compared to a net loss of $1.27 in 2009.

•

Pre-tax pre-provision net revenue (“PPNR”) as reported totaled $824 million and includes $363 million of net adjusted items, of which $333 million were related to security gains; PPNR on an adjusted basis (see non-GAAP reconciliation in Financial Supplement) totaled $461 million, reflecting higher brokerage activity and fee-based account growth. Adjusted PPNR was up 19 percent over the fourth quarter of 2009 and 4 percent higher for the full year 2010 versus 2009.

•	Inflows of non-performing loans declined 29% linked quarter, resulting in a $308 million decline in non-performing assets

•	Non-performing assets and delinquencies declined for the third consecutive quarter, while internally risk-rated problem loans have declined for four consecutive quarters

•	Net charge-offs decreased $77 million or 10% versus prior quarter; provision essentially matched net charge-offs

•	Allowance for loan losses to net loans increased 7 bps to 3.84%; loan loss allowance coverage of non-performing loans increased to 1.01x at December 31, 2010

•	Opened approximately one million new business and consumer checking accounts for the second year in a row

•	Ending commercial & industrial loans grew 5 percent, or $1 billion, reflecting new client acquisitions, primarily consisting of middle market customers

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Net interest margin continues to improve, expanding 4 basis points to 3.00 percent or an increase of 28 basis points from fourth quarter 2009; quarterly improvements driven by declining deposit costs of 6 basis points and loan yields rising 5 basis points.

•	Funding mix improves as average low-cost deposits grew $1.4 billion during the fourth quarter in 2010 and increased $7 billion from the fourth quarter 2009

•	Discretionary expenses have been limited while eliminating non-essential costs

•	Solid capital position with a Tier 1 Capital ratio estimated at 12.4 percent and a Tier 1 Common ratio estimated at 7.9 percent

Earnings Highlights

	Three months ended:
	December 31, 2010		September 30, 2010		December 31, 2009
(In millions. except per share data)	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income	$877		$868		$850
Non-interest income	1,213		750		718
Non-interest expense	1,266		1,163		1,219
Pre-tax pre-provision net revenue	824		455		349
Provision for loan losses	682		760		1,179
Net income (loss)	$89	$0.07	($155)	($0.13)	($543)	($0.46)
Preferred dividends and accretion	53	(0.04)	54	(0.04)	63	(0.05)
Net income (loss) available to common shareholders	$36	$0.03	($209)	($0.17)	($606)	($0.51)
Key ratios *
Net interest margin (FTE)	3.00%		2.96%		2.72%
Tier 1 Capital	12.4%		12.1%		11.5%
Tier 1 Common risk-based Ratio	7.9%		7.6%		7.1%
Tangible common stockholders’ equity to tangible assets (non-GAAP)**	6.04%		6.31%		6.22%
Tangible common book value per share (non-GAAP)**	$6.09		$6.42		$7.11
Asset quality
Allowance for loan losses as % of net loans	3.84%		3.77%		3.43%
Net charge-offs as % of average net loans~	3.22%		3.52%		2.99%
Non-performing assets as % of loans and other real estate	4.70%		4.98%		4.83%
Non-performing assets (including 90+ past due) as % of loans and other real estate	5.40%		5.68%		5.59%

*	Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated.
**	Tangible ratios are computed net of deferred tax liabilities associated with intangible assets. Prior periods have been revised to conform to the current presentation.
~	Annualized

Customer growth drives improved core business performance

Regions’ 2010 fourth quarter earnings available to common shareholders of $36 million, or 3 cents per diluted share, reflects progress towards returning to sustainable profitability. Fourth quarter and year-end results show continued momentum in the company’s core business performance, as pre-tax pre-provision net revenue on an adjusted basis rose by 19 percent over the fourth quarter of 2009 and was 4 percent higher for the full year of 2010 versus the previous year. Additionally this quarter, net interest income rose, the net interest margin continued to expand, low-cost deposits increased, middle market commercial & industrial lending grew and the bank opened approximately one million new checking accounts for the second consecutive year.

“Our fourth quarter results not only demonstrate clear progress toward achieving our primary goal of returning Regions to sustainable profitability, but importantly show that we have done so while also continuing to reduce our risk profile,” said Grayson Hall, president and chief executive officer. “We’re encouraged by signs of economic recovery and the continued success we have had in profitably expanding our customer base as well as deepening existing customer relationships.”

Prudent de-risking of balance sheet continues; credit trends improving

During the fourth quarter the company’s inflows of non-performing loans declined 29 percent versus the third quarter, resulting in a $308 million decline in non-performing assets, which represents the third consecutive quarterly decline. Additionally, the company sold $405 million of non-performing assets this quarter.

An increasing and substantial portion of the company’s non-performing loans continues to be current and paying as agreed. As of December 31, 2010, 37 percent of business services non-performing loans were current and paying as agreed compared to 23 percent a year ago. Loans paying current have cash flow and therefore the company expects these will result in less costly resolution versus non-income producing properties.

The provision for loan losses declined $78 million to $682 million; essentially matched net charge offs, and was an annualized 3.22 percent of average loans. The current allowance for loan losses to loans ratio increased 7 basis points to 3.84 percent, while the loan loss allowance coverage of non-performing loans increased to 1.01x at December 31, 2010.

Continued emphasis on the customer; lending remains a primary focus

Maintaining a strong customer focus remains one of the company’s strategic priorities. The company’s success on this front has been validated by Gallup, which has identified Regions as a top-decile performer in customer loyalty. According to JD Power & Associates, Regions also ranks among the most improved retail banks in customer satisfaction, and in the top five in customer satisfaction in the country among primary mortgage servicing companies and Regions also ranked fourth in its 2010 U.S. Small Business Banking Satisfaction Survey. Independent research by TNS ranks Regions’ brand favorability the highest of 11 major banks tested within the company’s market. Additionally, Prime Performance recently recognized Regions as the top scorer in the category of friendliness and best for overall satisfaction with service among all large and regional banks, which favorably positions Regions to gain market share. Attention to service quality and loyalty continued to pay off in the fourth quarter and throughout the year, as demonstrated by new checking account sales. For the second year in a row the company opened approximately one million new business and consumer checking accounts.

While both ending and average loans declined 2 percent, the company experienced strength in its middle market commercial & industrial customer segment, as average and ending loans increased 3 percent and 5 percent, respectively linked-quarter. Commercial & industrial increases were more broadly distributed across the company’s footprint and in more industries than in the prior quarter.

Investor real estate loans declined 9 percent linked quarter and have been reduced 27 percent over the past year and at period-end totaled $15.9 billion. The company plans to continue de-risking this portfolio in 2011. The linked quarter decline in the company’s residential first mortgage portfolio is due to a $965 million sale of residential first mortgages.

The company will continue to execute on its plans to grow consumer loans, which includes an increased emphasis on direct lending, providing services for the underserved customer segment, specialized lending and leveraging the strength of the company’s extensive branch network.

In addition, Regions has remained an active lender in the current environment, having made new or renewed loan commitments totaling $59.9 billion during 2010, primarily driven by residential first mortgage production and lending to commercial customers, including those operating small businesses.

•	133,077 home loans and other lending to consumers totaling $10.7 billion

•	41,310 commitments totaling $7.2 billion to small businesses and $42.0 billion to other commercial customers

The company has also continued to assist borrowers in need with its Customer Assistance Program. Since inception, approximately 19,500 consumer real estate loans have been revised while more than 33,500 homeowners have received some type of assistance. As a result, Regions’ foreclosure rate is less than half the national average.

Net interest margin expansion driven by funding mix and improving loan yields

Regions’ funding mix and costs improved for the year and the quarter, driving both net interest income and the net interest margin higher. Net interest income increased $97 million or 3 percent in 2010 versus 2009 and $9 million or 1 percent, linked-quarter. The net interest margin improved 4 basis points to 3.00 percent during the fourth quarter and is up 28 basis points year-over-year.

Deposit costs declined another 6 basis points to 0.64 percent in the fourth quarter and are down 51 basis points year-over-year. Pricing opportunities remain, as the company has approximately $13.5 billion in CDs maturing over the next 12 months which will be re-priced at lower market rates. For the fourth quarter, loan yields increased 5 basis points to 4.34 percent. The company believes future margin improvement depends on continued widening loan spreads. Offsetting these improvements, excess liquidity and investment portfolio actions will serve to negatively impact the margin going forward.

Strong non-interest revenue

Non-interest revenue totaled $1.2 billion and included $333 million in securities gains, a $26 million gain related to a sale of residential mortgage loans, and $59 million in leveraged lease termination gains, which were essentially offset by a similar amount of tax expense. Excluding these non-core revenue items, non-interest revenues increased 6 percent linked-quarter and were driven by solid interchange income from increased debit card volume and fee-based account growth and an increase in brokerage income. Morgan Keegan’s revenues were up 12 percent versus the prior quarter, reflecting continued strength in private client and investment banking. Regulation E negatively impacted service charge revenues approximately $57 million for the second half of 2010, which was within the company’s projected estimate.

Modest increase in non-interest expenses

Non-interest expense totaled $1.3 billion; however, excluding a $55 million loss on early extinguishment of debt in the fourth quarter, total non-interest expenses were up $49 million or 4 percent linked-quarter, due to an increase in professional and legal fees and incentive-based compensation attributed to Morgan Keegan. While credit-related costs remain elevated, the company continues to focus on limiting other non-essential costs. The company remains committed to targeting all areas of staffing, occupancy, discretionary spending, incentives, and credit-related expenses. Customers will continue to be at the center of every decision, and any changes will maintain focus on service quality and serving their needs.

Regulatory reform

Depending on the regulatory reductions of debit interchange fees and the timing of their implementation, the company faces additional fee income challenges in 2011. The Federal Reserve’s initial proposals related to the debit card regulation provisions of the Dodd-Frank Act are more onerous than originally anticipated. While the Federal Reserve has provided a comment period, the proposals in their initial form do not appear to consider the full costs of providing this service to consumers. Regions derived $346 million from this revenue stream in 2010 and while it is premature to assess the proposals’ impact on these fees, the potential effect could be significant. The company is currently evaluating the impact and necessary changes to both the cost structure of offering the product as well as other account fees which will be necessary to ensure adequate profitability.

Strong capital and liquidity profile

As of December 31, 2010, Tier 1 common and Tier 1 ratios stood at an estimated 7.9 and 12.4 percent, respectively, and on a Basel III pro-forma basis are 7.6 and 11.4 percent, well above the respective 7 percent and 8.5 percent minimums required under Basel III. The company’s liquidity position at both the bank and the holding company remains strong as well. As of December 31, 2010, the company’s loan-to-deposit ratio was 88 percent.

About Regions Financial Corporation

Regions Financial Corporation, with $132 billion in assets, is a member of the S&P 100 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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The Dodd-Frank Wall Street Reform and Consumer Protection Act became law on July 21, 2010, and a number of legislative, regulatory and tax proposals remain pending. Additionally, the U.S. Treasury and federal banking regulators continue to implement, but are also beginning to wind down, a number of programs to address capital and liquidity in the banking system. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature of which cannot be determined at this time.

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The impact of compensation and other restrictions imposed under the Troubled Asset Relief Program (“TARP”) until Regions repays the outstanding preferred stock and warrant issued under the TARP, including restrictions on Regions’ ability to attract and retain talented executives and associates.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

•	Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins.

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Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current unfavorable economic conditions, including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations may have an adverse effect on business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts and hurricanes, and the effects of the Gulf of Mexico oil spill.

•	Possible downgrades in ratings issued by rating agencies.

•	Potential dilution of holders of shares of Regions’ common stock resulting from the U.S. Treasury’s investment in TARP.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2010, June 30, 2010 and March 31, 2010, as on file with the Securities and Exchange Commission.

Use of non-GAAP financial measures

Page two of this earnings release presents Tier 1 common risk-based ratio and tangible common equity (non-GAAP). Page seven of the financial supplement shows additional ratios based on return on average assets, tangible common stockholders’ equity ,efficiency ratio, as well as the Tier 1 common risk-based ratio and computations of earnings and certain other financial measures excluding the regulatory charge (non-GAAP). Tangible common stockholders’ equity ratios have become a focus of some investors, and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the Supervisory Capital Assessment Program, these regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighted category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies and procedures in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes the regulatory charge does not represent the amount that effectively accrues directly to stockholders (i.e. the regulatory charge is a reduction in earnings and stockholders’ equity).

See page 10 of the supplement to this earnings release for the computation of pre-tax pre-provision net revenue (GAAP) to adjusted pre-tax pre-provision net revenue (non-GAAP). See pages 26 and 27 of the supplement to this earnings release for 1) computation of GAAP net income (loss) available to common shareholders, earnings (loss) per common share and return on average assets to non-GAAP financial measures, 2) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 3) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP), 4) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP) 5) a reconciliation of non-interest revenue (GAAP) to adjusted non-interest revenue (non-GAAP) and 6) a computation of the efficiency ratio (non-GAAP).

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